As filed with the Securities and Exchange Commission on May 13, 2022

Registration No. 333-218169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-218169

UNDER

THE SECURITIES ACT OF 1933

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2286804
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5660 New Northside Drive Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

General Counsel

Intercontinental Exchange, Inc.

5660 New Northside Drive

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street, New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2022 (File No. 333-218169) (the “2017 Registration Statement”), pursuant to which the Registrant, among other things, registered 38,898,218 of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan (as amended from time to time, the “2017 Plan”).

On May 13, 2022 (the “Effective Date”), at the 2022 Annual Meeting of Stockholders of the Registrant, the Registrant’s stockholders approved the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan (the “2022 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such stockholder approval. In connection therewith, the 2022 Plan replaced the 2017 Plan and no further awards will be made under the 2017 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2022 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 2017 Plan as of the Effective Date (plus shares subject to awards under the 2017 Plan as of the Effective Date that subsequently terminate, expire unexercised or are forfeited, canceled or otherwise lapse for any reason). As of the Effective Date, 29,134,152 shares remain available for issuance under the 2017 Plan that were not subject to outstanding awards under the 2017 Plan. Therefore, in accordance with the undertakings contained in the 2017 Registration Statement, the Registrant hereby deregisters 29,134,152 shares that have not been and will not be issued under the 2017 Plan, but which will instead be available for issuance under the 2022 Plan (the “Unused Shares”).

As of the Effective Date, an aggregate of 4,699,528 shares remain subject to outstanding awards previously granted under the 2017 Plan. The 2017 Registration Statement will remain in effect to cover the potential issuances of shares pursuant to terms of the outstanding awards under the 2017 Plan. If any shares subject to outstanding awards under the 2017 Plan subsequently become available for issuance under the 2022 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2022 Plan. No additional awards will be made under the 2017 Plan.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2017 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Commission to register, among other shares, the Unused Shares authorized for issuance pursuant to the 2022 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 13, 2022.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chair and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Sprecher and A. Warren Gardiner, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher	Chair of the Board and Chief Executive Officer (principal executive officer)	May 13, 2022

/s/ A. Warren Gardiner A. Warren Gardiner	Chief Financial Officer (principal financial officer)	May 13, 2022

/s/ James W. Namkung James W. Namkung	Chief Accounting Officer and Corporate Controller (principal accounting officer)	May 13, 2022

/s/ Sharon Y. Bowen Sharon Y. Bowen	Director	May 13, 2022

/s/ Shantella E. Cooper Shantella E. Cooper	Director	May 13, 2022

/s/ Duriya M. Farooqui Duriya M. Farooqui	Director	May 13, 2022

/s/ Lord Hague of Richmond The Rt. Hon. the Lord Hague of Richmond	Director	May 13, 2022

/s/ Mark F. Mulhern Mark F. Mulhern	Director	May 13, 2022

/s/ Thomas E. Noonan Thomas E. Noonan	Director	May 13, 2022

Signature	Title	Date
/s/ Caroline L. Silver Caroline L. Silver	Director	May 13, 2022

/s/ Judith A. Sprieser Judith A. Sprieser	Director	May 13, 2022

/s/ Martha A. Tirinnanzi Martha A. Tirinnanzi	Director	May 13, 2022